Exhibit 21

                  National Pizza Company
                     List of Subsidiaries

Skipper's Inc.
Seattle Restaurant Equipment Company
National Catering Company
Pizza Hut of Cumberland, Inc.
White Oaks Pizza Hut, Inc.
Pizza Hut of Emmitsburg, Inc.
B-H Pizza Hut of Frederick, Inc.
Hinkle-Bicknell Pizza Hut of Frederick, Inc.
Hinkle Equities, Inc.
Pizza Hut of Frostburg, Inc.
Bicknell Equities, Inc.
Pizza Hut of Hagerstown, Inc.
Bicknell-Hickle Enterprises, Inc.
Pizza Hut of Hancock, Inc.
Pizza Hut of Thurmont, Inc.
Pizza Hut of Walkersville, Inc.
Pizzaco of Maryland, Inc.
Pizza Hut of North Hagerstown, Inc.
Romacorp, Inc.
Roma Systems, Inc.
Roma Franchising Corporation
Roma Huntington Beach, Inc.
Roma Fort Worth, Inc.